EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 13, 2013	Nasdaq: EVOL

Evolving Systems Reports Second Quarter 2013 Financial Results

Q2 Dynamic SIM Allocation™ (DSA) license and services bookings up 48% to $1.6 million year over year

Q2 total bookings up 6% to $6.1 million from $5.8 million

Adjusted EBITDA through six months up 31% to $3.5 million from $2.6 million

Q2 cash and cash equivalents increase to $13.4 million from $8.8 million at year-end

Third quarter dividend increased to $0.10 per share, payable September 13, 2013, to stockholders of record on August 30, 2013

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of strategic solutions to telecom operators worldwide, today reported financial results for its second quarter and six-month period ended June 30, 2013.

“We are pleased with our profit metrics and ability to generate strong cash flows in the second quarter,” said Thad Dupper, Chairman and CEO.  “However, our results for the quarter were impacted by a new DSA sale we expected in the second quarter that subsequently closed early in the third quarter.  With second quarter DSA bookings up 48% and our third quarter bookings off to a strong start, we’re confident we are on track to deliver improved results for the third quarter and 2013.  As a result, our Board of Directors has increased our quarterly dividend to $0.10 from $0.08 — representing the Company’s second dividend increase since the fourth quarter of 2012.”

Second Quarter Highlights

•                  Revenue of $5.8 million versus $6.7 million a year ago.  License and services revenue was $3.5 million versus $4.5 million last year. Customer support revenue was up to $2.3 million from $2.1 million.

•                  Operating income of $1.3 million versus $1.6 million in the second quarter last year.

•                  Net income of $0.9 million versus $2.1 million in the second quarter last year.  Diluted net income per share was $0.08 versus $0.19.  The year-ago net income figure included a $1.0 million gain on sale plus interest on an investment in marketable debt securities.

•                  Adjusted EBITDA of $1.5 million versus $1.8 million in the second quarter last year.

•                  Cash Flow: The Company generated $2.7 million in cash from operations in the second quarter compared with ($1.7) million in cash used in operations the same quarter last year.

•                  Balance Sheet: Cash and cash equivalents at June 30, 2013, were $13.4 million, up from $8.8 million at 2012 year-end.

•                  Dividend Update: The Company declared a third quarter dividend of $0.10 per share to stockholders of record on August 30, 2013, payable September 13, 2013.  It is the Company’s second dividend increase in 2013.

Six Month Highlights

•                  Revenue of $12.5 million, down slightly from $12.6 million in the first half last year. License and services revenue was $8.0 million versus $8.3 million last year. Customer support revenue was up to $4.4 million from $4.3 million.

•                  Operating income increased 42% to $3.0 million from $2.1 million in the same period last year due to higher gross margins combined with a reduction in product development and general and administrative expense.

•                  Net income of $2.1 million compared favorably with $2.9 million a year ago when the Company recorded $1.4 million in gain on sale and related interest associated with investments in marketable debt securities. Diluted net income per share was $0.18 versus $0.25.

•                  Adjusted EBITDA increased to $3.5 million versus $2.6 million in the same period last year.

•                  Cash Flow: The Company generated $5.4 million in cash from operations in the first six months of 2013 compared with ($0.2) million in cash used in operations during the same period last year.

Bookings and Backlog Highlights

•                  Second quarter bookings totaled $6.1 million, up from $5.8 million in the same quarter last year and up from $5.7 million in the first quarter of this year.  Second quarter bookings included $3.0 million in license and services and $3.1 million in customer support. DSA license and services bookings in the second quarter were $1.6 million, up from $1.1 million year over year. Tertio® Service Activation (TSA) license and services bookings were $1.4 million, down from $3.0 million last year. Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Six-month bookings totaled $11.8 million, up from $11.4 million in the same period last year.  License and services bookings were $6.5 million and were comprised of $3.4 million in DSA orders and $3.1 million in orders for TSA.   Customer support bookings were $5.3 million.

•                  Total backlog at June 30, 2013, was $10.3 million, up from $9.8 million in the first quarter but down from $11.4 million at the same time last year.  License and services backlog totaled $5.1 million and included of $2.9 million in DSA and $2.2 million in TSA.  Customer support backlog was $5.2 million.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 25851480. A telephone replay will be available through August 27, 2013, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 25851480. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through August 27, 2013.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia. Further information is available on the web at www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the market for the Company’s DSA and TSA products, sales momentum, growth of the pipeline of prospective customers, belief that the Company is on track for revenue, EBITDA and bookings growth for 2013, and the Company’s continued ability to pay dividends or post quarterly or six-month results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 12, 2013, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
License fees and services	$3,518	$4,507	$8,025	$8,291
Customer support	2,267	2,147	4,429	4,271
Total revenue	5,785	6,654	12,454	12,562
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,301	1,524	2,837	3,342
Costs of customer support excluding depreciation and amortization	401	387	709	747
Sales and marketing	1,245	1,223	2,546	2,564
General and administrative	768	994	1,663	1,907
Product development	684	778	1,397	1,507
Depreciation	37	79	74	152
Amortization	97	100	195	199
Total costs of revenue and operating expenses	4,533	5,085	9,421	10,418
Income from operations	1,252	1,569	3,033	2,144
Other income (expense):
Interest income	3	29	6	50
Interest income, related party	—	100	—	532
Interest expense	(5)	—	(11)	(1)
Gain on sale of investments	—	891	—	891
Foreign currency exchange gain (loss)	188	46	145	(50)
Other income (expense), net	186	1,066	140	1,422
Income from operations before income taxes	1,438	2,635	3,173	3,566
Income tax expense	529	504	1,091	678
Net income	$909	$2,131	$2,082	$2,888
Basic income per common share	$0.08	$0.19	$0.18	$0.26
Diluted income per common share	$0.08	$0.19	$0.18	$0.25
Weighted average basic shares outstanding	11,423	11,261	11,416	11,213
Weighted average diluted shares outstanding	11,691	11,511	11,691	11,440

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$13,372	$8,844
Short-term restricted cash	—	53
Contract receivables, net	5,601	4,803
Unbilled work-in-progress, net	2,094	4,802
Prepaid and other current assets	1,002	1,133
Total current assets	22,069	19,635
Property and equipment, net	255	211
Amortizable intangible assets, net	—	204
Goodwill	15,538	16,510
Long-term deferred income taxes	—	27
Other long-term assets	2	6
Total assets	$37,864	$36,593
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$4	$4
Accounts payable and accrued liabilities	2,857	3,833
Income taxes payable	400	308
Dividends payable	913	—
Unearned revenue	3,350	1,596
Total current liabilities	7,524	5,741
Long-term liabilities:
Capital lease obligations, net	14	16
Deferred income taxes	160	—
Total liabilities	7,698	5,757
Stockholders’ equity:
Common stock	12	11
Additional paid-in capital	92,467	91,957
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(4,733)	(3,297)
Accumulated deficit	(56,327)	(56,582)
Total stockholders’ equity	30,166	30,836
Total liabilities and stockholders’ equity	$37,864	$36,593

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Non-GAAP net income and income per share:
GAAP net income	$909	$2,131	$2,082	$2,888
Amortization of intangible assets	97	100	195	199
Stock-based compensation expense	79	69	154	139
Income tax adjustment for non-GAAP*	(49)	(50)	(81)	(83)
Non-GAAP net income	$1,036	$2,250	$2,350	$3,143

Diluted net income per share
GAAP	$0.08	$0.19	$0.18	$0.25
Non-GAAP	$0.09	$0.20	$0.20	$0.27
Shares used to compute diluted EPS	11,691	11,511	11,691	11,440

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Adjusted EBITDA:

Net income	$909	$2,131	$2,082	$2,888
Depreciation	37	79	74	152
Amortization of intangible assets	97	100	195	199
Stock-based compensation expense	79	69	154	139
Interest expense and other (benefit), net	(186)	(1,066)	(140)	(1,422)
Income tax expense (benefit)	529	504	1,091	678
Adjusted EBITDA	$1,465	$1,817	$3,456	$2,634

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.